Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated May 29, 2014,  in the Registration Statement (Form N-1A) of Great Lakes Bond Fund, Great Lakes Disciplined Equity Fund, Great Lakes Large Cap Value Fund and Great Lakes Small Cap Opportunity Fund filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 138 under the Securities Act of 1933 (Registration No. 333-172080) and Amendment No. 139 under the Investment Company Act of 1940 (Registration No. 811-22525)

/s/ Ernst & Young LLP

Minneapolis, Minnesota
July 18, 2014